Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BETWEEN

FIRSTWAVE TECHNOLOGIES, INC.

AND

ALLABOUTTICKETS, LLC

TABLE OF CONTENTS

1.	Definitions		1

2.	Purchase and Sale of Target Shares		4
	(a)	Basic Transaction	4
	(b)	Purchase Price	4

3.	Representations and Warranties Concerning Transaction		4
	(a)	Seller’s Representations and Warranties regarding Seller	4
	(b)	Seller Representations and Warranties Regarding Target	5
	(c)	Buyer’s Representations and Warranties	7

4.	[Intentionally Omitted]		7

5.	Post-Closing Covenants		7
	(a)	Assigned Contracts	7
	(b)	Termination of Guarantees	8
	(c)	Lease Termination	8
	(d)	Collections and Operational Expenses	8
	(e)	Transition	8
	(f)	General	9
	(g)	Litigation Support	9
	(h)	Change of Control of Target; Operation of Target Business	9
	(i)	Access to Books and Records	10

6.	Related Documents and Actions		10
	(a)	Stock Power	10
	(b)	License	10
	(c)	Note	10
	(d)	Negative Pledge Agreement	10
	(e)	Pledge Agreement	10
	(f)	Release of Target	10
	(g)	Termination of Prior Agreements	10
	(h)	Resignation	10
	(i)	Cash in Deposit Accounts	10
	(j)	Forgiveness Tax	11
	(k)	Secretary’s Certificate	11
	(l)	Closing Statement	11
	(m)	License Agreement	11

7.	Survival of Representations and Warranties		11

8.	[Intentionally Omitted]		11

9.	Miscellaneous		11
	(a)	Press Releases and Public Announcements	11
	(b)	No Third-Party Beneficiaries	11
	(c)	No Code §338 Election	11
	(d)	Entire Agreement	12
	(e)	Succession and Assignment	12
	(f)	Counterparts	12
	(g)	Headings	12
	(h)	Notices	12

i

(i)	Governing Law	13
(j)	Jurisdiction/Venue	13
(k)	No Agency	13
(l)	Amendments and Waivers	13
(m)	Severability	13
(n)	Expenses	13
(o)	Construction	13
(p)	Incorporation of Exhibits and Schedules	14
(q)	Governing Language; Currency	14

Exhibit A—Form of Buyer Note
Exhibit B—Form of Negative Pledge Agreement
Exhibit C—Form of License Agreement
Exhibit D—Form of Pledge Agreement
Schedule I - List of Assigned Contracts

ii

STOCK PURCHASE AGREEMENT

  This Stock Purchase Agreement (this “Agreement”) is entered into as of June 3, 2005, by and between Firstwave Technologies, Inc., a Georgia corporation (“Seller”), and AllAboutTickets, LLC, a Georgia limited liability company (“Buyer”). Buyer and Seller are referred to herein individually as a “Party” and collectively herein as the “Parties”.

  WHEREAS, Seller owns all of the issued share capital of Firstwave Technologies UK, Ltd., whose registered offices are located at The Pavillion, 1 Atwell Place, Thames Ditton, Surrey, KT7 ONF (“Target”); and

  WHEREAS, this Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the issued share capital of Target upon the terms of, and for the consideration set forth in, this Agreement.

  NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.   Definitions

  “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

  “Agreement” has the meaning set forth in the preface above.

  “April 1, 2005” means 12:01a.m. England time on April 1, 2005.

  “Assigned Contracts” means those contracts and agreements of Target listed on Schedule I, all of which are to be assigned by Target to Seller as promptly after the date hereof as is practicable.

  “Buyer” has the meaning set forth in the preface above.

  “Buyer Note” has the meaning set forth in §2(b) below.

  “Buyer Sub” shall mean a subsidiary wholly owned by Buyer, one or more shareholders of Buyer as of the date of this Agreement, and Shaun Lucas.

  “Change of Control” means the occurrence of any of the following events: (i) the ceasing of the stockholders or other owners of Buyer as of the date of execution and delivery of this Agreement to have record and beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and sole control of more than seventy percent (70%) (on a fully-diluted basis, disregarding any director qualifying share ownership) of the combined voting power or economic benefit of the then issued or outstanding equity interests of Buyer (or any successor, by operation of law or otherwise, or assign thereof) entitled to vote generally in the election of members to the board of directors, board of managers or similar governing body of Buyer (or such successor or assign), (ii) the ceasing of Buyer to have record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) and sole control, of one hundred percent (100%) (on a fully-diluted basis, disregarding any director qualifying share ownership) of the voting power of the then issued or outstanding equity interests of Target (or any successor, by operation of law or otherwise, or assign thereof) entitled to vote generally in the election of members of the board of directors, board of managers or similar governing body of Target (or such successor or assign); (iii) individuals who constitute the board of directors, board of managers or other similar body of

Buyer or Target on the Closing Date (each an “Incumbent Board”) shall cease to constitute for any reason at least two-thirds of the members of such governing body of Buyer and Target at any time; (iv) the sale of all, substantially all or any significant portion of the assets of Buyer or Target; or (v) the entry into any agreement to accomplish or the effect of which, if the terms thereof are consummated, would be any of the events described in clauses (i) through (iv) above. Notwithstanding the forgoing, Buyer may, upon Seller’s prior written consent, organize Buyer Sub and transfer the Target Shares to Buyer Sub, and any such transfer with Seller’s prior written consent shall not constitute a “Change of Control.” It is understood and agreed that Seller may withhold its consent to this transfer for any reason or no reason whatsoever, in its sole discretion, except that if Buyer Sub becomes a joint obligor or guarantor of the Buyer Note, Buyer Sub executes and delivers a security agreement in a form that is sufficient to establish and perfect a first priority security interest and pledge in all of Buyer Sub’s assets, Buyer Sub executes and delivers to Seller a pledge agreement and all stock and share powers and other documents ancillary thereto with respect to the Target Shares that are sufficient to perfect a first priority security interest in the Target Shares in favor of Seller, and Buyer, Buyer Sub and Target execute any modifications to the Transaction Documents that may be necessary to preserve the rights and obligations set forth therein, all in such forms as are reasonably acceptable to Seller, then Seller will not unreasonably withhold its consent to such transfer; and further provided that in addition to the provisions set forth above it also shall be a Change in Control if, after Target Shares are transferred to Buyer Sub, Buyer, the shareholders of Buyer of the date hereof and Shaun Lucas cease to have record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) and sole control, of one hundred percent (100%) (on a fully-diluted basis, disregarding any director qualifying share ownership) of the voting power of the then issued and outstanding equity interests of Buyer Sub (or any successor, by operation of law or otherwise, or assign thereof) entitled to vote generally in the election of members of the board of directors, board of managers or similar governing body of Buyer Sub (or such successor or assign) or Buyer Sub ceases to have record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) and sole control, of one hundred percent (100%) (on a fully-diluted basis, disregarding any director qualifying share ownership) of the voting power of the then issued and outstanding equity interests of Target (or any successor, by operation of law or otherwise, or assign thereof) entitled to vote generally in the election of members of the board of directors, board of managers or similar governing body of Target (or such successor or assign).

  “Code” means the U.S. Internal Revenue Code of 1986, as amended.

  “Financial Statements” means the financial statements of Target, prepared in accordance with generally accepted accounting principles and in a manner consistent with past practices.

  “Knowledge of Seller” or “to the knowledge of Seller” or similar phrases mean those matters actually known by Richard Brock or Judi Vitale.

  “License Agreement” means the License Agreement in the form of Exhibit C attached hereto executed by Buyer and Seller (with all blanks appropriately completed).

  “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, (c) that certain rent deposit deed in the approximate amount of £44,000 in favor of SHL Group Plc; and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

  “Negative Pledge Agreement” means the Negative Pledge Agreement in substantially the form of Exhibit B attached hereto executed by Buyer in favor of  Seller (with all blanks appropriately completed).

  “Operational Expenses” means all expenses of Target, including all expenses with respect to the office space used by Target (rent, utilities, insurance, etc.), all expenses related to Target’s employees (salary, bonus, travel, expense reimbursement, insurance, perquisites, severance, vacation pay, sick pay, holiday pay, etc.), all expenses relating to software development and support activities, all expenses relating to the acquisition, maintenance and use of equipment (computers, software, copiers, telephones, telecommunication charges, etc.), all professional and service fees, all sales and marketing expenses, and all Taxes.

  “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

  “Parties” and “Party” have the meanings set forth in the preface above.

  “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a U.K. limited company, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

  “Pledge Agreement” means the Pledge Agreement in the form of Exhibit D attached hereto executed by Buyer Sub.

  “Purchase Price” has the meaning set forth in §2(b) below.

  “SEC” means the United States Securities and Exchange Commission.

  “Securities Act” means the Securities Act of 1933, as amended.

  “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

   “Seller” has the meaning set forth in the preface above.

  “Subsidiary” means, with respect to any Person, any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such first Person or one or more of the other Subsidiaries of such first Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

  “Target” has the meaning set forth in the recitals above.

  “Target Shares” means all shares of Target owned by Seller representing all of the issued share capital of Target.

  “Tax” and “Taxes” means any federal, state, local, foreign, provincial or city income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

  “Transaction Documents” means this Agreement, the Buyer Note, the Negative Pledge Agreement, the License Agreement, and all other documents and agreements referenced therein, together with all schedules, exhibits and annexes to each of them.

2.   Purchase and Sale of Target Shares.

(a)  Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer hereby purchases from Seller, and Seller hereby sells to Buyer, all of the Target Shares for the aggregate consideration specified below in this §2.

(b)  Purchase Price. Buyer agrees to pay to Seller the aggregate amount of $2,214,000.00 (as adjusted pursuant to the terms of this Agreement, the
           “Purchase Price”) as follows:

(i)  Simultaneously with the execution of this Agreement, Buyer has paid Seller in immediately available funds the amount of $256,000.00; and

(ii)  Simultaneously with the execution of this Agreement, Buyer has delivered to Seller the promissory note in the form of Exhibit A attached hereto in the aggregate principal amount of $1,620,000 (the “Buyer Note”), which shall serve as partial consideration for the license granted by Seller to Buyer pursuant to the License Agreement;

(iii)  Simultaneously with the execution of this Agreement, Target has executed and delivered to Seller the License Agreement in the form attached hereto as Exhibit C pursuant to which Target agrees to pay, in addition to the $1,620,000 payable under the Buyer Note, the aggregate amount of $338,000 in prepaid royalties to Seller.

3.   Representations and Warranties Concerning Transaction.

(a)  Seller’s Representations and Warranties regarding Seller. Seller represents and warrants to Buyer and Target that the statements contained in this §3(a) are true and correct as of the closing of the transactions contemplated by this Agreement.

(i)  Organization of Sellers. Seller is duly organized, validly existing, and in good standing under the laws of the State of Georgia.

(ii)  Authorization of Transaction. Seller has full power and authority (including full corporate power and authority) to execute and deliver this
 Agreement and, upon receipt of the consents and approvals contemplated hereby, to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, except as enforceability may be limited by laws concerning bankruptcy, insolvency, creditors’ rights or general equitable principles.

(iii)  Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject, or (B) result in the imposition or creation of a Lien upon or with respect to the Target Shares.

(iv)  Target Shares. Seller holds of record and owns beneficially all Target Shares, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and other securities laws), Liens and purchase rights. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Target (other than this Agreement). The Target Shares constitute all of the issued share capital of Target.

(v)  Broker’s Fees. Neither the Target nor the Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(vi)  No Intent to Sue. Seller has no plan, proposal or intention of suing or bringing a claim (including without limitation a claim sounding in a conflict of interest, violation of fiduciary duty or diversion of corporate opportunity) against David Simmons or Shaun Lucas with respect to any capacity either may have held in Seller or Target for any action or inaction in such capacity in connection with the attempt of Seller to sell Target or with respect to any negotiations to sell Target. David Simmons and Shaun Lucas shall be third party beneficiaries of this representation.

(b)  Seller Representations and Warranties Regarding Target. Seller represents and warrants to Buyer and Target that the statements contained in this §3(b) are true and correct as of the closing of the transactions contemplated by this Agreement. With respect to the statements made in clauses (vi) through (x) of this §3(b), such statements are made to the Knowledge of Seller. To the extent David Simmons or Shaun Lucas know or reasonably should know any fact which would render any of the following representations and warranties untrue, Seller will not be deemed to have made such representation or warranty.

(i)  Organization of the Target. The Target is a limited stock company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Target is duly authorized to conduct the business it is presently conducting, and is in good standing, under the laws of each jurisdiction where the failure to qualify would have a material adverse effect.

(ii)  Authorizations. The Target has full power and authority to execute and deliver each of the Transaction Documents to which the Target is a party, and to perform its obligations thereunder. Each of the Transaction Documents to which Target is a party constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, or by the exercise of judicial discretion in accordance with general equitable principles.

(iii)  Noncontravention. Neither the execution and the delivery of the Transaction Documents by the Target and the Seller, nor the consummation by the
Target and the Seller of the transactions contemplated thereby, will (i) violate in any material respect any Law, rule, injunction, judgment, order, decree, stipulation, ruling, charge or other restriction of any government or court to which the Target is subject, or any provision of the charter or other organizational documents of the Target, or (ii) to the Knowledge of Seller conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, permit, instrument or other arrangement to which the Target is a party, or by which the Target is bound or to which any assets of the Target is subject (or result in the imposition of any Lien upon any assets of the Target), it being understood and agreed that no representation or warranty is being given by Target or Seller under this Agreement with respect to the Assigned Contracts.

(iv)  Capitalization. All of the Target Shares are validly issued, fully paid and nonassessable. No Person has any option, warrant, convertible debt or security or other right to acquire any shares of the capital stock of the Target, or any securities convertible into any such shares. No option pool has been reserved by the Target for any such options, warrants or other rights to acquire any capital stock of the Target.

(v)  Subsidiaries. The Target has no Subsidiaries.

(vi)  Title to the Assets. Except for a postage machine leased to Target, the Target has good and marketable title to, or a valid leasehold interest in all of its equipment located in its London office free and clear of all Liens.

(vii)  Undisclosed Liabilities. Other than the Assigned Contracts, Target is not a party to any agreements that are, as of the date of this Agreement, in force or effect with customers outside the Sports Industry for the licensing, development or maintenance of Seller’s software.

(viii)  Tax Matters. The Target has filed all tax returns that it has been required to file. All such tax returns were correct and complete in all material respects. All Taxes owed by the Target (whether or not shown on any tax return), to the extent they are payable on or prior to the date hereof, have been paid. No claim has ever been made by any government in a jurisdiction where the Target does not file tax returns that it is or may be subject to taxation by that jurisdiction. There is no dispute or claim concerning any Tax liability of the Target either (i) claimed or raised by any government or (ii) as to which the Seller or any of the directors or officers of the Seller have knowledge based upon personal contact with any agent of such government. No Tax Returns of Target have been audited nor has any taxing authority notified Target that it intends to audit any Tax Returns. Notwithstanding the foregoing representations in this paragraph (viii), Seller has received notice of some inquiry regarding payroll and employment taxes and payments relating to Target and Buyer and Target acknowledge having received notice thereof and agree that the foregoing representations are qualified in their entirety by such notice and inquiry (and any outcome thereof).

(ix)  Insurance. Target has, and has had for the past three years, insurance policies providing liability, errors and omissions and workers’ compensation coverage. There are no pending claims with respect to insurance coverage owned by the Target, including amounts held in reserve by the Target in connection with any such claim. Upon request, Seller shall provide Buyer a copy of such policies.

(x)  Litigation. Neither the Target nor Seller (i) is subject or party to any outstanding injunction, judgment, order, decree, ruling or charge which questions or enjoins the validity, execution or consummation of this Agreement, or (ii) is subject or party, or is threatened to be made a party, to any action of, in or before any court, arbitrator or government, which if a ruling were given against Target or Seller, would have a material adverse affect on the business or finances of Target.

(c)  Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this §3(c) are true and correct as of the closing of the transactions contemplated by this Agreement.

(i)  Organization of Buyer. Buyer is a corporation, limited stock entity, or other entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation). Buyer is duly authorized to conduct the business it is presently conducting, and is in good standing, under the laws of each jurisdiction where the failure to qualify would have a material adverse effect.

(ii)  Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver the
Transaction Documents and to perform its obligations thereunder. The Transaction Documents constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except as enforceability may be limited by laws concerning bankruptcy, insolvency, creditors’ rights or general equitable principles.

(iii)  Noncontravention. Neither the execution and the delivery of the Transaction Documents, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, articles of association or other governing documents.

(iv)  Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v)  Investment. Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution or for any other purpose that would lead to or cause a violation of the Securities Act or any law, rule or regulation of any country a jurisdiction that regulates the purchase and sale of securities.

4.   [Intentionally Omitted].

5.   Post-Closing Covenants. The Parties agree as follows with respect to the period following the date of this Agreement:

(a)  Assigned Contracts. Seller and Buyer, and their respective officers, directors and employees, shall use their commercially reasonable efforts and shall cooperate with each other in order to obtain any necessary consents to assign the Assigned Contracts to Seller as quickly as is practicable. Upon receipt of such consent from any necessary Party with respect to any Assigned Contract, such Assigned Contract shall be immediately assigned by Target to Seller. Until such consent is received, or if any necessary Person fails to consent to such assignment of any Assigned Contract, Buyer will offer Seller a reasonable and lawful alternative arrangement for the continuation of the products or services provided under such Assigned Contract, which may be through a subcontracting relationship with Buyer at Buyer’s costs, with Seller at Seller’s option, or with a third party of Seller’s choice, which will provide Seller with the full economic benefits and liabilities of such Assigned Contract. Any revenues, payments or other amounts received under such

Assigned Contracts, whether or not consent to assignment is obtained, shall be to Seller’s exclusive benefit and shall be the sole property of Seller, and upon receipt of any such amounts Buyer and/or Target shall forward such amounts to Seller immediately. Buyer and/or Target shall take no action to amend or modify the Assigned Contracts without Seller’s prior written consent and shall promptly transmit to Seller all correspondence or communications received by them with respect to the Assigned Contracts and shall consult with Seller prior to engaging in or responding to communications from parties to the Assigned Contracts.

(b)  Termination of Guarantees. Seller and Buyer and their respective officers, directors and employees shall use their commercially reasonable efforts and shall cooperate with each other to obtain the release of:

(i)  Any guarantees or accommodations by Target of any contracts, agreements or obligations of Seller; and

(ii)  Any guaranties or accommodations of Seller of any contracts, agreements or obligations of Target.

  To the extent any such release is not obtained, then Buyer shall indemnify, defend and hold Seller harmless with respect to any claim based on a guarantee or accommodation by Seller of any Target obligation, and Seller shall indemnify, defend and hold Target and Buyer harmless with respect to any claim based on a guarantee or accommodation by Target of any Seller Obligation.

(c)  Lease Termination. Target has recently transmitted to its landlord a termination notice with respect to the lease pursuant to which as of the date hereof
Target leases office space in Surrey, England. The Parties acknowledge that Target and/or Seller will incur costs and expenses in connection with such termination, and each Party agrees to bear and pay, as incurred, fifty percent (50%) of all such costs and expenses up to an aggregate amount of such costs and expenses of fifty thousand dollars ($50,000), and Buyer agrees to be solely responsible for and to pay all such costs and expenses that exceed fifty thousand dollars ($50,000) in the aggregate. If one Party pays more than its pro-rata share of such costs and expenses, then the other Party shall, within three (3) days of receipt of a demand from the Party that has overpaid, reimburse such Party in cash or other immediately available funds for the amount of such overpayment.

(d)  Collections and Operational Expenses. Buyer shall be responsible for all Operational Expenses as such Operational Expenses are incurred by Target with respect to operations from and after April 1, 2005, and Seller shall be responsible for such Operational Expenses with respect to operations before said date. The Parties acknowledge and agree that of the payment of $256,000 by Buyer to Seller on the date hereof pursuant to Section 2(b)(i), $56,000 of such payment represents partial payment of the Operational Expenses of Target from April 1, 2005 until the date hereof, net of revenues received for royalties, license fees, maintenance and services earned or rendered by Target for such period and (when added to the £54,279.95 cash transfer to Seller from Target which is to occur contemporaneously with or as soon after execution and delivery of this Agreement as possible and, in any event, on or before June 6, 2005 and to the other amounts reflected on the Closing Statement (as defined below)) constitutes the Parties’ settlement and agreement with respect to any and all amounts that may have been owed by one Party to the other Party for such period. The Closing Statement (as defined below) shall contain a summary how such amount was calculated. Buyer agrees that any collections from a customer shall first be applied to the oldest outstanding invoice for such customer. To the extent any such collection is for royalties, license fees, or services rendered before April 1, 2005, Buyer shall promptly pay to Seller the amount so collected.

(e)  Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target’s Sports Industry from maintaining the same business relationships with Target as it maintained with Target prior to the execution and delivery of this Agreement. Buyer will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller’s or Target’s from maintaining the same business relationships with Seller or Target outside the Sports Industry as it maintained with Seller or Target prior to the execution and delivery of this Agreement.

(f)  General. In case at any time after the date hereof any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. Without limiting the generality of the foregoing, Seller shall cooperate and execute such documents necessary to change signature cards on deposit accounts, registered agents, or similar action.

(g)  Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the date hereof involving Target or its Subsidiaries, the other Party shall cooperate in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party.

(h)  Change of Control of Target; Operation of Target Business. Until such time as Seller has received payment in full of the Purchase Price, including payment of all amounts owed pursuant to the Note, and has received full payment under the License Agreement, without the express prior written consent of Seller, (a) Buyer shall be and remain the sole record and beneficial owner of all issued shares of Target, free and clear of all Liens; (b) Target shall continue to own all assets owned by Target as of the date hereof, free and clear of all Liens, except Target may dispose of obsolete or worn equipment in the ordinary course of business; (c) no Change of Control of Buyer or Target shall occur; and (d) Target shall conduct (and Buyer shall cause Target to conduct) its business only in the ordinary course and consistent with prudent business practice and past practice. Without limiting the generality of the foregoing, each of Buyer and Target shall use all commercially reasonable efforts to: (i) maintain its existence and status in good standing in all jurisdictions in which it is required to be qualified or registered to conduct its business, except where the failure to do so would not have a material adverse effect on the Target or Buyer’s ability to perform its respective obligations under the Transaction Documents; (ii) maintain all of its tangible assets in good operating condition and maintain the protection of all intellectual property in substantially the same standing as exists on the date hereof; (iii) continue performance in the ordinary course of its obligations under its contracts and agreements; (iv) preserve its business organization intact, use all commercially reasonable efforts to keep available its present officers and employees and preserve its present relationships with suppliers, customers and others having business relationships with it; (v) maintain its existing insurance, subject to variations in amount required by the ordinary operations of its business; (vi) use and take all commercially reasonable efforts and actions so that Target and Buyer shall not: (A) write down the value of any inventory or write off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business; (B) cancel or waive any claims or rights, or sell, transfer, distribute or otherwise dispose of any assets or properties, except in the ordinary course of business; (C) declare, file or permit to be filed, or have filed against either of them, any voluntary or involuntary bankruptcy, receivership, insolvency or other similar proceeding or petition with any governmental authority with respect to the Company; (D) fail to perform its obligations under any material contract or agreement (except those being contested in good faith) or enter into, assume or amend any agreement that would be a material contract other than agreements to provide services entered into in the ordinary and usual course of business; or (E) take any action that would or could reasonably be expected to result in a material adverse effect on the Target or Buyer; and (vii) not agree, directly or indirectly, to do any of the foregoing.

(i)  Access to Books and Records. Once a calendar quarter and upon at least three (3) days prior written notice, Target and Buyer shall permit Seller and/or its representatives reasonable access to Target’s and Buyer’s books, records and information relating to Target, its assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records and filings, organizational documents, capitalization, agreements, invoices, accounting records and reports, payroll records, tax returns, statutory or other audited financial statements, accountants’ work papers, computer systems and reports, and any other records and information relating to Target and its operations in which Seller and its representatives may have a reasonable interest in reviewing in connection with this Agreement (including in connection with the performance by Target and Buyer of their responsibilities under the Transaction Documents); provided, however, that, absent a default under the Transaction Documents, such investigation shall not interfere unnecessarily with the normal business operations of Buyer or Target.

6.   Related Documents and Actions. Simultaneously with the execution and delivery of this Agreement, the Buyer, Target and Seller have taken the following actions or have delivered the following documents:

(a)  Stock Power. Seller has delivered to Buyer a Stock Certificate No. 3 evidencing all the Target Shares, endorsed in blank or accompanied by duly executed assignment documents.

(b)  License. Target has executed and delivered to Buyer the License Agreement.

(c)  Note. Buyer has executed and delivered to Seller the Buyer Note.

(d)  Negative Pledge Agreement. Target has executed and delivered to Seller the Negative Pledge Agreement.

(e)  Pledge Agreement. Buyer has executed and delivered to Seller the Pledge Agreement.

(f)  Release of Target. Seller hereby releases and forgives Target of all causes of action, claims, indebtedness and liabilities owed by Target to Seller, including without limitation any and all indebtedness owed for services rendered by Seller to Target, all allocations of management charges or expenses, any equipment leased or provided by Seller to Target, employee expenses paid by Seller on Target’s behalf and monies loaned or advanced by Seller to Target;

(g)  Termination of Prior Agreements. Seller and Target hereby terminate any and all contracts, agreements and understandings (other than the agreements reflected in the Transaction Documents) between Seller and/or any officer or director of Seller, on the one hand, and Target, on the other;

(h)  Resignation. Richard Brock has submitted his resignations as a Managing Director, officer and employee of Target;

(i)  Cash in Deposit Accounts. Immediately before the date hereof or simultaneously with the execution hereof, Target has paid to Seller any and all cash in any and all deposit accounts of Target, with the exception of $0, which shall remain with Target as set forth in the Closing Statement. Target and Buyer acknowledge and agree that a wire transfer of £54,279.95 has been initiated by Target on the date hereof, and agree that they shall not attempt, permit or encourage any Person to attempt or permit the cancellation or revocation of such wire instructions, and that in the event such monies are not received by Seller on or prior to June 7, 2006 at 5:00 p.m. (Atlanta time) (or such later time as Seller may agree in writing), then Seller shall be entitled to declare an event of default under the Transaction Documents effective immediately upon written notice thereof to the Buyer and Target and to take all actions permitted by the

Transaction Documents and applicable law, including but not limited to an injunction prohibiting the recordation of the transfer of the Target Shares.

(j)  Forgiveness Tax. Seller and Buyer hereby agree that each shall pay one-half of any tax which may be imposed upon Target as a result of the forgiveness or waiver of any debt, obligation or liability owed by Target to Seller in connection with the transactions contemplated by this Agreement (a “Forgiveness Tax”). If both parties agree to contest such Forgiveness Tax, they shall share equally in the cost of such contest;

(k)  Secretary’s Certificate. Seller has delivered to Buyer a certificate of its secretary certifying to the resolutions of the Board of Directors of Seller approving the transactions contemplated herein. Buyer has delivered to Seller a certificate of its secretary certifying to the resolutions of the Board of Directors of Buyer approving the transactions contemplated herein;

(l)  Closing Statement. The Parties shall have executed a closing statement (“Closing Statement”), evidencing the Parties’ agreement as to the net Operational
Expenses chargeable to Seller or Buyer pursuant to Section 5(d) hereof, the Parties’ liability for the lease termination pursuant to Section 5(c) hereof, and the retention of Target of £23,268.68, representing the Parties’ agreement with respect to prepaid but unearned maintenance fees for maintenance Target is obligated to perform; and

(m)  License Agreement. Target has executed and delivered to Seller the License Agreement in the form attached hereto as Exhibit C pursuant to which Target has agreed to pay, in addition to the $1,620,000 payable under the Buyer Note, the aggregate amount of $338,000 in prepaid royalties to Seller.

7.   Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in §3 above shall survive (unless the damaged
Party knew or had reason to know of any misrepresentation or breach of warranty) and continue in full force and effect for two (2) years after the date hereof; provided however, that such representations and warranties made by the Seller in this Agreement that in any manner relate to (i) Tax matters, (ii) title matters and Liens, or any of the foregoing, shall terminate or expire only upon the termination or expiration of all applicable statutes of limitation.

8.   [Intentionally Omitted].

9.   Miscellaneous.

(a)  Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this
Agreement without the prior written approval of the other Party; provided, however, that any Party may make any filing or public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities including the filing by Seller of Forms 8-K with the U.S. Securities and Exchange Commission (with this Agreement and other Transaction Documents possibly being filed as Exhibits) and subsequent current, quarterly and annual reports that describe the transaction contemplated by this Agreement.

(b)  No Third-Party Beneficiaries. Except as set forth in Section 3(a)(vi), this Agreement shall not confer any rights or remedies upon any Person other than the
Parties and their respective successors and permitted assigns.

(c)  No Code §338 Election. Neither Buyer, Target, nor any of their Affiliates shall make any election under Code §338 with respect to the transactions contemplated by this Agreement.

(d)  Entire Agreement. The Transaction Documents (including the documents referred to therein) constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e)  Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Buyer may not assign any of its rights, interests, or obligations hereunder without the prior written approval of Seller. A merger, sale of control or other similar reorganization transaction shall be considered an assignment.

(f)  Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)  Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)  Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient for overnight delivery by a reputable overnight courier service, such as FedEx (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by U.S. certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Copy to:

Firstwave Technologies, Inc.	James Walker, Esq.
Overlook III, Suite 1000	Morris, Manning & Martin, LLP
2859 Paces Ferry Road	1600 Atlanta Financial Center
Atlanta, Georgia 30339	3343 Peachtree Road, N.E.
Attn: Chief Financial Officer	Atlanta, Georgia 30326

If to Buyer:	Copy to:

Mr. David Simmons	Kenneth F. Antley, Esq.
6080 Weatherly Drive	Miller & Martin, PLLC
Atlanta, Ga. 30328	1170 Peachtree St. NE, Suite 800
Atlanta, Georgia 30309
and to:

Mr. Shaun Lucas
First Wave Sports UK
The Pavillion
1 Atwell Place
Thames Ditton, Surrey KT7 0NF
England

  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i)  Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia, U.S.A., without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia, U.S.A. or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

(j)  Jurisdiction/Venue. Any action, suit or proceeding arising out of or relating to this Agreement may be filed in state courts located in Fulton County, Georgia or in the U.S. District Court for the Northern District of Georgia, and each Party consents and submits to the jurisdiction and venue of such courts for such purpose and hereby waives any objection it might otherwise have to the jurisdiction and venue of such courts, including, without limitation, any objection based upon forum non conveniens or any similar theory.

(k)  No Agency. No provision of this Agreement shall be deemed or construed to cause any Party to be a partner, joint venturer or agent of or with the other
Party. Neither Party has or will acquire by virtue of this Agreement (and no Party shall hold itself out as having) any power or authority whatsoever to bind or obligate the other Party or to enter into agreements or take any action whatsoever in the other Party’s name.

(l)  Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and
Seller. No waiver by any Party of any provision of this Agreement of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(m)  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(n)  Expenses. Except as specifically set forth in this Agreement, each of Buyer, Seller, Target, and Target’s Subsidiaries will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, and except for any Forgiveness Tax which will be paid as set forth herein, all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary tax returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such tax returns and other documentation.

(o)  Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation”.

(p)  Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(q)  Governing Language; Currency. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail. Unless otherwise specifically stated, all monetary amounts set forth in this Agreement are expressed in and shall be paid in United States dollars.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

  SELLER

  FIRSTWAVE TECHNOLOGIES, INC.

  By: /s/ Richard T. Brock

  Title: CEO

  BUYER

  ALLABOUTTICKETS, LLC

  By: /s/ David R. Simmons

  Title: Manager

Schedule 1

Assigned Contracts

All non-Sports Industry Customers, including without limitation:

Argos Limited	Mars 4 Square
Barclays Merchant Serv	Paypoint Network
BT Ignite-Scott Equitable/Aegon	Prudential Assurance Service via Cap Gemini
Cybernetics	RS Components
Electronic Data Systems	Tilbury Douglas/Interserve
Lloyds TSB Finance formerly (UDT)	Tunbridge Wells Equitable

Non-Sports Industry Customers no longer on maintenance:

Abbey National	GAN-UK
Admiral Insurance	Green Flag
Amersham Int'l	ICL/Inland Revenue WFTC
Aspect Consulting Vodapage	ICL/Sema (NMW)
A.T.S	Manpower
Bell Cablemedia (Leeds)	Marie Stopes International
Bell Cablemedia (London)	M & S FS
Birmingham Midshires	MBF (UK) Debis
BT-New College Nott/Clarendon College	Mercury Communications
BT-Swansea College	Meyer Laminates - BT
Bull	Microgen
Capital Credit	National Brittania
Caravan Club	National Instruments
Carlson Worldchoice Direct	Nationwide Building Society
Colt	Nestle
Colonial	LGH Group
Comet Group - BT	RAC Motoring Services
Coyle Hamilton (Ascot Technologies)	Rushton Connections
CSC/Guiness	Siemens Communications Ltd
Dupont	Software Futures
Eastgate Connections	Speedyhire Plc
Energis	Telewest
Equifax	Thyssen Garfield
First Drinks Brands	UFB Humberclyde
Forte
Funeral Plans (SCI)
Future Electronics

1